Exhibit 99.1

Planar Systems, Inc.

Historical Business Segment Reporting (in 000's)

Revenue	FYQ105	FYQ205	FYQ305	FYQ405	FY2005	FYQ106	FYQ206	FYQ306	FYQ406	FY2006	FYQ107

Medical	12,110	10,716	9,841	10,298	42,965	11,446	10,618	10,668	11,348	44,080	10,332
Industrial	22,815	23,994	20,599	19,442	86,850	20,276	22,070	20,361	17,318	80,025	16,510
Commercial	28,163	26,386	22,751	24,717	102,017	25,427	20,192	18,336	20,010	83,965	19,230
Control Room & Signage	0	0	0	0	0	0	0	0	4,656	4,656	18,837

Total Revenue	63,088	61,096	53,191	54,457	231,832	57,149	52,880	49,365	53,332	212,726	64,909

Operating Income (Loss)	FYQ105	FYQ205	FYQ305	FYQ405	FY2005	FYQ106	FYQ206	FYQ306	FYQ406	FY2006	FYQ107

Medical	236	92	(148)	(985)	(805)	620	1,147	1,629	1,816	5,212	1,510
Industrial	7,822	7,362	6,521	4,748	26,453	5,133	7,201	5,301	5,123	22,758	4,624
Commercial	(527)	(859)	137	782	(467)	1,453	167	(184)	(312)	1,124	(138)
Control Room & Signage	0	0	0	0	0	0	0	0	703	703	1,055
Corporate	(7,476)	(11,729)	(4,922)	(39,254)	(63,381)	(5,222)	(6,221)	(4,623)	(5,208)	(21,274)	(10,039)

Total Operating Income (Loss)	55	(5,134)	1,588	(34,709)	(38,200)	1,984	2,294	2,123	2,122	8,523	(2,988)

BUSINESS SEGMENTS:

The Company is organized based on various display businesses, primarily specialty displays. Under this organizational structure, the Company operates in four main segments: Medical, Industrial, Commercial, and Control Room and Signage. The Medical segment derives revenue primarily from digital imaging systems for radiology. The Industrial segment derives revenue primarily through the development and marketing of electroluminescent displays (EL), liquid crystal displays and color active matrix liquid crystal displays used in specialty applications. The Commercial segment derives revenue primarily through the marketing of LCD desktop monitors, other touch displays, televisions, screens and projectors that are sold through distributors to end users and includes revenues from the Company’s Home Theater start up business. The Control Room and Signage segment derives revenue primarily through the marketing of scalable video-wall displays and a line of large area flat screen digital signage monitors and software that are sold through distributors and directly to end users.

Effective September 30, 2006 the Company changed the presentation of the Medical and Industrial segments. Certain revenues, which primarily relate to EL products sold for Medical applications, which were previously presented under the Medical segment, have been moved to the Industrial segment. Prior year amounts have been reclassified to conform to the current year segment presentation.

The information provided above is obtained from internal information that is provided to the Company’s chief operating decision-maker for the purpose of corporate management. Operating income (loss) from the business units includes specifically identifiable costs related to research and development, product development, sales and marketing directly associated with each of the business units. Product development expenses are specifically identified by segment. Marketing and sales expenses are specifically identified by segment. Corporate expenses consist of expenses that are not directly associated with a particular segment and include general research expense, general marketing expense, finance and administration expense, human resources expense, information systems expense, restructuring and impairment charges, and acquisition related costs. Stock based compensation has been included as a corporate expense as this information has not been included in the internal information provided to the chief operating decision-maker. Depreciation, interest expense, interest income, other non-operating items and income taxes by segment are not included in the internal segment information provided to the chief operating decision-maker and are therefore not presented separately below. Inter-segment sales are not material and are included in net sales to external customers above.